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  CLARUS ANNOUNCES STOCKHOLDER APPROVAL OF STOCK ACQUISITION RESTRICTIONS FOR
          PROTECTION OF NOL; SECOND QUARTER 2003 EARNINGS RELEASE DATE


GREENWICH, Conn., Jul 25, 2003 -- Clarus Corporation (Nasdaq: CLRS) is pleased to announce the approval by its stockholders at its annual stockholders meeting of a proposal to amend its Certificate of Incorporation to restrict certain acquisitions of Clarus' securities in order to help assure the preservation of its tax net operating loss carryforward (NOL). Stockholders also approved the election of Tench Coxe, Donald L. House, Stephen P. Jeffery, Warren B. Kanders, Burtt R. Ehrlich, and Nicholas Sokolow to its Board of Directors and the ratification of KPMG LLP as Clarus' independent auditors for the fiscal year ending December 31, 2003.

Because the benefit of Clarus' NOL can be reduced or eliminated if it undergoes an ownership change of more the 50 percent, Clarus sought approval of the charter amendment which is designed to prevent such an ownership change. Once the amendment is filed Clarus' Certificate of Incorporation will generally restrict direct and indirect acquisitions of its equity securities if such acquisition will affect the percentage of Clarus capital stock that is treated as owned by a 5% Stockholder. Executive Chairman Warren B. Kanders stated: "In addition to our sizable cash position, the tax net operating loss carryforward is Clarus' most valuable asset. The approval of this amendment is designed to enhance our ability to preserve the value of the NOL in an effort to maximize any cash flow generated through our redeployment efforts."

Mr. Kanders continued: "We are pleased that the stockholders have voted overwhelmingly to support the Board of Directors in our efforts to enhance the value of their investment, both through the endorsement of the entire slate of nominees to the Board and through the approval of the proposal to amend our Certificate of Incorporation. We continue to actively seek targets for acquisition or merger as part of our previously announced redeployment strategy."

Clarus plans to release its earnings for the fiscal quarter ended June 30, 2003 on Friday, August 15, 2003 before the market opens. Management does not plan to hold a conference call to discuss the earnings release.

About Clarus:

Clarus Corporation (Nasdaq: CLRS, www.claruscorp.com), formerly a provider of e-commerce business solutions, is seeking to redeploy its substantial cash and cash-equivalent assets to enhance shareholder value.